EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement (No. 333-10981) on Form S-3 of Patriot National Bancorp, Inc. of our report dated March 15, 2010 relating to our audit of the consolidated financial statements, included in the Annual Report on Form 10-K of Patriot National Bancorp, Inc. for the year ended December 31, 2010.
/S/ McGladrey & Pullen, LLP
New Haven, Connecticut
March 23, 2011